The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held November 13, 1996

                                                     Pittsfield, Massachusetts
                                                              October 11, 1996

      Notice is hereby given that the Annual Meeting of Shareholders of The Berkshire Gas Company, a Massachusetts corporation, will be held at the Berkshire Hilton Inn, Pitts-field,Massachusetts on Wednesday, November 13, 1996 at 10:00 A.M. local time, for the following purposes, as more fully set forth in the Proxy Statement which accompanies this Notice:

      Proposal No. 1.   To elect two (2) directors.

      Proposal No. 2.   To consider and act upon a proposal to ratify the
                        selection by the Board of Directors of Deloitte &
                        Touche LLP as auditors for the Company for the fiscal year ending June 30, 1997.

      Proposal No. 3.   To consider and act upon a proposal to amend the
                        Charter, Agreement of Association and Articles of
                        Organization by increasing the authorized Common
                        Stock, $2.50 par value, of the Company from 2,600,000 to 4,600,000 shares.

      To transact such other business as may properly come before the meeting.

      The stock transfer books will not be closed, but only Common shareholders of record at the close of business on October 4, 1996 (the Record Date) will be entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,

                                       CHERYL M. CLARK
                                       Clerk of the Corporation

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A SHAREHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879

                                                            October 11, 1996

                               PROXY STATEMENT

      This Proxy Statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Shareholders of The Berkshire Gas Company (hereinafter called the "Company") to be held at the Berkshire Hilton Inn, Pittsfield, Massachusetts on November 13, 1996 at 10:00 A.M. local time, or any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS THIS PROXY AND URGES YOU TO INDICATE YOUR CHOICE ON THE PROXY, TO SIGN AND DATE THE PROXY AND RETURN IT IMMEDIATELY. Your prompt cooperation is necessary in order to ensure a quorum (a majority of issued and outstanding Common Stock) and to avoid additional expense and delay. Solicitation of proxies will be primarily by mail and the cost of solicitation will be borne by the Company. Proxies may also be solicited personally or by telephone by regular employees of the Company at nominal cost.

      The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to shareholders is October 11, 1996.

      The Company mails herewith to all shareholders entitled to vote a copy of its Annual Report for the year ended June 30, 1996, which contains detailed financial information concerning the Company. Upon the written request of any shareholder, the Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K, as discussed further on page 15.

                            REVOCABILITY OF PROXY

      The proxy is revocable on written instructions, signed in the same manner as the proxy, received by the Clerk of the Corporation, at any time at or before the balloting on the matter with respect to which such proxy is to be used. If you attend the meeting you may, if you wish, revoke your proxy and vote in person.

                          PROPOSALS OF SHAREHOLDERS

      Shareholders' proposals intended to be presented at the 1997 Annual Meeting must be received by the Office of the Clerk, The Berkshire Gas Company, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 by June 13, 1997.

                              VOTING SECURITIES


      Holders of record of outstanding Common Stock, par value $2.50 per share, of the Company at the close of business on October 4, 1996 (the "Record Date") are the only persons entitled to notice of and to vote at the meeting. As of the Record Date, there were 2,164,297 shares outstanding and entitled to vote. Each outstanding share entitles the holder thereof to one vote.


      Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. However, each is tabulated separately. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                            ELECTION OF DIRECTORS
                              (PROPOSAL NO. 1)

      The By-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than nine members and that the number of directors to be elected each year shall be fixed by the Board of Directors prior to the Annual Meeting. The Board of Directors has set the number of directors for the ensuing year at seven. The Articles of Organization and the By-laws of the Company provide that the Board of Directors be divided into three classes, with staggered three-year terms, so that the term of office of one class expires each year.

      Currently, the Board of Directors is divided into three separate classes, consisting of three Class A directors, three Class B directors and three Class C directors, whose terms expire as set forth in the table below. Except as noted, directors now serving in each class have been elected in prior years by the shareholders to serve for a period of three years and until election and qualification of their respective successors in office. At each Annual Meeting of Shareholders, the shareholders of the Company have the right to elect an appropriate number of persons to serve as directors of the class whose three-year terms then expire. Any directorship which may become vacant by reason of death, resignation or otherwise than by expiration of term, may be filled solely by the Board of Directors, as provided in the By-laws.

      The terms for the Class C directors are scheduled to expire at the 1996 Annual Meeting and the Board has set at two the number of Class C directors to be elected at this meeting. The Board has nominated for election one incumbent Class C director, Robert B. Trask, and one incumbent Class B director, James R. Keys(1), who was appointed a director on August 27, 1996 by the Board of Directors. The purpose of transferring Mr. Keys to a Class C director is to provide a more equal balance among the three classes of directors. It is the intention of the persons named below as proxies, in the absence of contrary specification, to vote FOR the election of each of such persons to serve as director for a term of three years and until the election and qualification of his successor. In the event of a vacancy in the list of such nominees prior to the 1996 Annual Meeting (which the Board of Directors does not anticipate), the persons named as the proxies will vote for a person acceptable to the Board, unless the Board should reduce the number of directors to be elected in order to eliminate the vacancy.

-------------------
(1) Joseph T. Kelley and William S. Goedecke, currently Class C directors whose terms expire at the 1996 Annual Meeting, will not stand for reelection due to the Company's Retirement Policy. The Company's current retirement policy states that no director shall stand for reelection once he or she has attained age 69.

      The following information is furnished with respect to each nominee for election as a director, each director whose term of office will continue after the meeting, the Chief Executive Officer of the Company and all directors and officers of the Company as a group. No person or group of persons owns of record or is known by the Company to own more than 5% of the Company's outstanding Common Stock. Each of the individuals in the following table has furnished the information appearing in the first column opposite his name.

                                                                          Shares of        Percentage of
                                                                         Common Stock        Shares of
                              Principal Occupation for                   Beneficially      Common Stock
                                Preceding Five Years                      Owned as of     Outstanding as
     Name                        and Directorships                      June 30, 1996*  of June 30, 1996+
---------------------------------------------------------------------------------------------------------

Nominees for election as Class C directors whose terms expire at the 1999 Annual Meeting:

James R. Keys                President, J.R. Keys & Assoc., a                --0--            --0--%
 Age: 55                     marketing & government relations
 Director since: 1996        consulting firm. Formerly Executive
 Board Committees:           Director of State Government
 Unassigned                  Relations, Tenneco, Inc.

Robert B. Trask(1)           President, The Fitzpatrick Companies,          3,625(2)           .17
 Age: 50                     Inc., formerly Country Curtains, Inc., a
 Director since: 1994        retail firm dealing in household window
 Board Committees: Audit     treatments and accessories. Director, Lee
 and Insurance-Pension       National Banc Corp.

Class A directors whose terms expire at the 1997 Annual Meeting:

Paul L. Gioia                Of Counsel, LeBoeuf, Lamb, Greene              2,752(3)           .13
 Age: 54                     & MacRae, a law firm; formerly,
 Director since: 1991        Senior Vice President, First Albany
 Board Committees: Audit,    Corporation, a securities brokerage
 Insurance-Pension and       and investment banking firm; formerly,
 Compensation                Chairman of New York State Public
                             Service Commission.  Director, New
                             York State Electric & Gas Corporation.

Franklin M. Hundley          Vice Chairman of the Board of Directors        2,356              .11
 Age: 61                     of the Company. Member and a Managing
 Director since: 1987        Director, Rich, May, Bilodeau & Flaherty,
 Board Committees:   P.C.,   a law firm. Trustee, Commonwealth
 Executive, Finance-Bank-    Energy System.
 ing and Compensation

Scott S. Robinson            President and Chief Executive Officer          5,499(4)           .26
 Age: 56                     of the Company.
 Director since: 1983
 Board Committees:
 Executive, Finance-Banking
 and Insurance-Pension

Class B directors whose terms expire at the 1998 Annual Meeting:

George R. Baldwin            Area Chairman, Arthur J. Gallagher &           2,105              .10
 Age: 53                     Co., a national insurance brokerage
 Director since: 1982        firm. Formerly, President and Chief
 Board Committees: Audit     Executive Officer, Kaler Carney
 and Finance-Banking         Liffler & Co., Inc., a general insurance
                             agency. Director, Century Bank & Trust.

John W. Bond                 President, Kimbell Securities Corp., a        3,027(5)            .14
 Age: 66                     securities broker/dealer; Real estate
 Director since: 1965        management.
 Board Committees:
 Executive, Audit and
 Insurance-Pension

All directors and officers                                                 33,295(6)          1.55
 of the Company, 13 persons
 as a group

-------------------
<F*> As used in this Proxy Statement, "beneficial ownership" means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the Common Stock of the Company. Except as indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.
<F+> As of June 30, 1996, there were 2,152,591 shares of the Company's Common
     Stock outstanding.
<F1> Elected by Board of Directors, August 29, 1994.
<F2> All of Mr. Trask's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F3> All of Mr. Gioia's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F4> Comprised of 5,499 shares held in trust, for which Mr. Robinson and his spouse are joint Trustees, with shared voting and investment power.
<F5> Includes 273 shares held by his spouse, who has sole voting and investment power over such shares.
<F6> Aggregate record or imputed beneficial ownership, with sole or shared voting and investment power. This amount includes shares owned by
     Joseph T. Kelley and William S. Goedecke, the Class C directors whose terms are expiring at this Annual Meeting.

      The Board of Directors of the Company has a standing Audit Committee, of which Messrs. Baldwin, Bond, Gioia, Goedecke and Trask are members, which recommends the selection of independent auditors, reviews the plan and results of the independent audit, consults with the auditors on any matter which the Audit Committee may deem relevant to the audit or which the auditors may desire to bring to the attention of the Audit Committee, and approves each professional service provided by the independent auditors. The Audit Committee held two meetings during the past year.

      The Board of Directors also has a standing Director and Executive Compensation Committee (the "Compensation Committee"), of which Messrs. Gioia, Goedecke, Hundley and Kelley are members. The Compensation Committee periodically reviews the compensation and benefits of the directors and executives of the Company, as well as industry trends in this area, reports its findings to the Board of Directors and makes recommendations as to appropriate compensation for the directors and executives of the Company. The Compensation Committee held two meetings during the past year.

      The Board of Directors does not have a standing nominating committee.

      During the 1996 fiscal year, there were six meetings of the Board of Directors. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served in fiscal year 1996, except Mr. Goedecke.

      During the year ended June 30, 1996, fees of $158,264 were incurred for legal services rendered by the law firm of Rich, May, Bilodeau & Flaherty, P.C., which the Company has retained as counsel in the past and intends to retain in the current fiscal year. Mr. Hundley is a member and managing director of such firm. In addition, the Mansfield Consortium, a purchasing group of which the Company is a member, during the last fiscal year was represented by and made payments (and in the current fiscal year intends to continue to be represented by and to make payments) to LeBoeuf, Lamb, Greene & MacRae, a law firm at which Mr. Gioia is of counsel.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      As required by the Securities and Exchange Commission (the "SEC") rules under Section 16 of the Securities Exchange Act of 1934, the Company notes that during the Company's last fiscal year, Robert M. Allessio and Donald P. Atwater, newly elected officers of the Company, each failed to file on a timely basis with the SEC one report on Form 3 Initial Statement of Beneficial Ownership of Securities with respect to his becoming an officer of the Company. They have each filed subsequent reports in a timely manner.

                           EXECUTIVE COMPENSATION

      Compensation of Executive Officers. The following table contains the compensation paid or accrued by the Company during the years ended June 30, 1996, 1995 and 1994 to the Company's Chief Executive Officer and to each executive officer whose total annual salary and bonus exceeded $100,000. Although only principal positions are listed, the compensation figures include all compensation received in any capacity, including directorships, for services rendered during the fiscal years indicated.

                         SUMMARY COMPENSATION TABLE
                           Annual Compensation(1)

           Name and                                             Other Annual
      Principal Position            Year    Salary     Bonus    Compensation
----------------------------------------------------------------------------

Scott S. Robinson,                  1996   $165,000   $28,050     $12,858
      President and Chief           1995    154,750         0       9,100
      Executive Officer             1994    138,125    15,000       8,650

Michael J. Marrone                  1996    106,100    12,732           0
      Vice President, Treasurer     1995    102,000         0           0
      and Chief Financial Officer   1994     96,167    10,400           0

Les H. Hotman(2)                    1996     99,200    11,904           0
      Vice President

-------------------
<F1>  The Company did not pay any long-term compensation to its Chief
      Executive Officer or to its executive officers during the fiscal years ended June 30, 1996, 1995 and 1994.
<F2>  Prior to fiscal year 1996, Mr. Hotman's total annual salary and bonus from the Company was less than $100,000.

      Compensation Pursuant to Plans. The Company maintains two defined benefit pension plans, one for union employees and one for non-union employees, including executive officers. The following table shows the annual benefits payable under the pension plan for non-union employees (the "Pension Plan") upon retirement at age 65 to eligible employees in various base salary groups and with various periods of service. The annual retirement benefits formula is based on the number of years of service and the employee's average base salary for the five years yielding the highest such average.

                             PENSION PLAN TABLE


                             Years of Credited Service
                         ------------------------------------
                                                  25 Years
          Remuneration   15 Years   20 Years   and Thereafter
-----------------------------------------------------------------------

            $ 50,000     $12,081    $16,107        $20,134
              65,000      16,288     21,717         27,147
              80,000      20,496     27,327         34,159
              95,000      24,703     32,937         41,172
             110,000      28,911     38,547         48,184
             125,000      33,118     44,157         55,197
             140,000      37,326     49,767         62,209
             155,000      41,533     55,377         69,222
             170,000      45,741     60,987         76,234

      Messrs. Robinson, Marrone and Hotman, the individuals named in the preceding Summary Compensation Table, have 26, 13 and 9 years, respectively, of credited service under the Pension Plan. The compensation covered by the Pension Plan is that shown in the Summary Compensation Table, excepting any bonus amounts.

      The Company also maintains a supplemental pension plan (the "Supplemental Plan") for Mr. Robinson, Mr. Marrone, Mr. Hotman and certain executive officers. Under the Supplemental Plan, upon retirement at age 62, covered executives are assured that they will receive annually 75% of their final year's base salary in the form of retirement income. The 75% of final base salary benefit will be comprised of amounts received pursuant to the Pension Plan, Social Security, vested benefits from any previous employers, and payments under the Supplemental Plan as may be necessary to bring the covered officer's benefit to 75% of such officer's final year's base salary. The Supplemental Plan allows for earlier retirement at age 60, with a corresponding reduction in benefits. The Supplemental Plan also will pay disability benefits to covered officers in addition to those benefits paid by the Company's Long Term Disability Insurance Plan. In addition, the Supplemental Plan will provide a survivorship benefit to the selected beneficiary of the covered officer in the event of such officer's death. Moneys received under Supplemental Plans are in addition to amounts shown in the Summary Compensation Table and the Pension Plan Table. As of June 30, 1996, it is not possible to compute the estimated annual benefits payable under Mr. Robinson's, Mr. Marrone's, or Mr. Hotman's Supplemental Plan upon their retirement at the normal retirement age.

      The Company also maintains a Non-Qualified Retirement Savings Plan (the "Savings Plan") for Mr. Robinson, Mr. Marrone, Mr. Hotman and certain other executive officers who are not named in the Summary Compensation Table above. Under the Savings Plan, the Executive is permitted to defer a portion per year of salary up to an equivalent of 15-1/2% of gross wages, less the maximum contribution allowable under the Company's Qualified 401(k) Plan. The Executive may select the assets in which the funds are to be invested. The Savings Plan allows for the benefits to be paid at retirement and if the Executive is at least 62 years of age. In addition, the Savings Plan provides a survivorship benefit to the selected beneficiary of the Executive, equal to the balance in the account, in the event of the Executive's death. The amounts deferred by Messrs. Robinson, Marrone and Hotman are included in the salary column in the Summary Compensation Table above.

      Employment Contracts, Termination of Employment and Change-in-Control Arrangements. The Company has entered into an employment agreement with its President and Chief Executive Officer, Scott S. Robinson. Under the terms of this employment agreement, Mr. Robinson is compensated for his duties as an officer and director with a salary in an amount determined from time to time by the Board of Directors. The term of Mr. Robinson's employment contract is five years, unless earlier terminated by either the Company or Mr. Robinson and, unless so terminated, is renewed automatically at the expiration of each year to provide for a continuous five-year term. In no event, however, may Mr. Robinson's employment under his employment agreement be extended beyond the year 2005. Mr. Robinson's employment contract also provides that in the event Mr. Robinson is unable to perform his duties as the result of any disability, the Company may terminate Mr. Robinson's employment, and shall pay him (or his beneficiary) for a period of 60 months at a rate equal to 60% of Mr. Robinson's "basic monthly earnings" as set forth in the Company's Long Term Disability Insurance Plan.

      The Company entered into severance agreements with certain of its executive officers and key personnel during the 1994 fiscal year (each, a "Severance Agreement"). Pursuant to the Severance Agreements, the Company has agreed to pay such covered executive officers and key personnel certain benefits in the event of a change in control of the Company leading to the termination of the covered employee's employment with the Company. For the purposes of the Severance Agreements, a "change in control" of the Company is defined as: (i) the acquisition by any person, group, corporation or other entity of 25% or more of the outstanding Common Stock of the Company, whether or not pursuant to a tender or exchange offer; (ii) the approval by the shareholders of the Company of (a) any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, (b) any acquisition, combination or merger of the Company by or with another corporation in which less than a majority of the outstanding voting shares of the surviving corporation will be owned by the owners of the Common Stock of the Company outstanding immediately prior to such acquisition, combination or merger;
(iii) a complete liquidation or dissolution of the Company; or (iv) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company. Under the Severance Agreements, during the 24 months following a change in control of the Company, should a covered employee be discharged without cause or resign in the face of any diminution of salary, substantial change in responsibilities, geographical relocation or the like, the covered employee is entitled to receive a severance benefit in the amount of his or her salary for a period of up to 24 months, subject to partial set-off from any compensation received from any new employment obtained by the covered employee during the period during which any severance benefits are received. At present, five executive officers or key employees of the Company, including two named executive officers (Mr. Marrone and Mr. Hotman) are covered by Severance Agreements.

      Compensation of Directors. The annual retainer for a director is $5,500. In addition, directors are paid $575 for attendance at each regular meeting of the Board of Directors and $525 for attendance at committee meetings, except for attendance at Executive Committee meetings for which no fee is paid. Compensation for serving on the Executive Committee is $3,800 annually. Further, the chairmen of the Finance-Banking, Insurance-Pension and Compensation Committees each receive an annual fee of $500 for such services; the Audit Committee Chairman receives an annual fee of $1,000. Mr. Kelley received $12,000 annually as Chairman of the Board of Directors.

      The Company maintains a Non-Qualified Retirement Savings Plan (the "Plan") for the Board of Directors. Under the Plan, the Directors are permitted to defer up to 100% of their fees. The Director may select the assets in which the funds are to be invested. The Plan allows for the benefits to be paid at age
70-1/2. In addition, the Plan provides a survivorship benefit, equal to the balance in the account, to the selected beneficiary of the Director in the event of the Director's death.

      The Company also maintains a Retirement Plan for Directors, pursuant to which directors of the Company are entitled to certain limited benefits upon their retirement as directors of the Company. Eligibility for participation in the Retirement Plan is limited to directors having served as such for a period of at least five years. Under the plan, directors are entitled to receive an annual retirement benefit equal to one-half of the annual retainer fee for directors plus an additional amount based on 10% of the annual retainer fee for every year in excess of five, but not exceeding ten, years of service as director. Benefits under the Retirement Plan are payable for a ten-year period, and may, in certain circumstances, be paid to a participant's beneficiary.

      Compensation Committee Interlocks and Insider Participation. Directors Gioia, Goedecke, Hundley and Kelley served on the Company's Director and Executive Compensation Committee during the Company's last fiscal year. Mr. Kelley, a former executive officer of the Company, served as chairman of the Committee. The law firm of which Mr. Hundley is a member and a managing director received fees of $158,264 from the Company during the Company's most recent fiscal year; the Company intends to retain such firm in the current fiscal year.

      Report of the Director and Executive Compensation Committee. The Company's Director and Executive Compensation Committee has submitted the following report concerning executive compensation.

      The compensation of executive officers of the Company, including that of the executive officers named in the Summary Compensation Table, is formally reviewed and established annually by the Director and Executive Compensation Committee of the Board of Directors, subject to approval by the Board.

      During the fiscal year ended June 30, 1996, the compensation of the executive officers of the Company, including that of the President and Chief Executive Officer, the Vice President, Treasurer and Chief Financial Officer and Vice President, Supply, Rates and Planning, consisted of base salary, a bonus determined under the Company's Incentive Compensation Plan, as described below, and director's fees as to Mr. Robinson. In its annual review and in setting compensation for the President and Chief Executive Officer and other executives, the Compensation Committee considered and gave weight to financial and operating results, earnings levels and return on common equity, development and implementation of short term and long term planning objectives, achievement of cost containment in the Company's operations, the state of relations between the Company and its customers, regulatory authorities and the public generally and the degree of achievement of individual and management goals established from time to time. In this regard, the Compensation Committee gave greater weight to the degree of achievement of earnings and common equity return objectives than to other goals, with appropriate consideration of the impact of variable weather conditions and the condition of the local economy upon the Company's earnings and common equity return during the last fiscal year.

      The Compensation Committee, using information provided by independent sources, publicly available information concerning other public utilities similar in size to the Company and information from industry organizations, reviewed earnings levels and return on common equity realized by the Company on a comparative basis with other similar companies. The Compensation Committee also reviewed information concerning executive compensation paid by other gas distribution companies in Massachusetts and the New England area.

      The Company adopted some years ago, and the Compensation Committee reviews periodically, with the assistance of Company personnel and outside consultants as necessary, salary ranges for each executive officer, including the President and Chief Executive Officer, of the Company. In determining salary ranges, reference is made in part to information concerning salaries paid by other regional utility companies. The Compensation Committee established what it believed to be an appropriate compensation level for each executive within the salary range by reference to an assessment of each executive's responsibilities and job performance and the factors set forth above.

      The Company adopted, in 1994, a corporate Incentive Compensation Plan ("ICP") as part of an ongoing review of executive compensation, in order to provide a discretionary and variable component of overall compensation that will acknowledge exceptional service and achievement, and at the same time will encourage continuing improvement in the Company's performance, promote the interests of the Company's shareholders and ratepayers by incorporating criteria of financial performance and comparative measures of operating performance, and reinforce a sense of commitment to the achievement of longer term objectives by the achievement of short-term goals. It is intended that cash awards through the ICP will encourage executives to increase their equity ownership in the Company through the purchase of Common Stock on a voluntary basis.

      The ICP, which is administered by the Committee, subject to Board review and approval, will be discretionary in any given year and may be suspended, amended or terminated at any time by the Company. For each year in which the ICP operates, designated executives and other key management personnel will be eligible to receive an award from a fund not to exceed in the aggregate 3.5% of the Company's income available for its shareholders. The amount of the fund shall be determined by reference to (a) a pre-designated level of return on common equity and (b) the level of growth of certain operating and maintenance expenses, as compared to a peer group. The ICP provides that awards shall be made only for a year in which the designated return on common equity is achieved or exceeded, irrespective of the degree to which other criteria may be satisfied. Although individual awards will be determined primarily by reference to the foregoing two measures, the ICP also provides for the establishment of individual annual performance goals. Awards, if any, are to be made as a percentage of base salary and could range from a low of 1% to a high of 25%, depending upon the degree to which the performance measures are met or exceeded. During the fiscal year ended June 30, 1996, the designated return on common equity was achieved and, accordingly, awards were made under the ICP as shown in the Summary Compensation Table under "Bonus".

                           THE DIRECTOR AND EXECUTIVE COMPENSATION COMMITTEE
                                 Joseph T. Kelley, Chairman
                                 Paul L. Gioia
                                 William S. Goedecke
                                 Franklin M. Hundley

      Performance Graph. The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested on June 30, 1991 in each of (i) the Company's Common Stock,
(ii) the Nasdaq Stock Market - U.S. Index, and (iii) a peer group consisting of 12 companies within the Company's Standard Industrial Classification Code
(SIC), the "Peer Group".

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG THE BERKSHIRE GAS COMPANY, THE NASDAQ STOCK MARKET-US INDEX
                              AND A PEER GROUP

      Cumulative Total Return
                        6/91   6/92   6/93   6/94   6/95   6/96

Berkshire Gas Co.        100    116    152    158    151    166
Peer Group               100    120    156    148    156    175
Nasdaq Stock Market-US   100    120    151    153    204    261


-------------------
* $100 invested on 06/30/91 in stock or index_including reinvestment of dividends. Fiscal Year ending June 30.
Source: Resource Data Group

                  RATIFICATION OF THE SELECTION OF AUDITORS
                              (PROPOSAL NO. 2)

      There will be submitted to the Annual Meeting a proposal to ratify the action of the Board of Directors in selecting the firm of Deloitte & Touche LLP, Independent Certified Public Accountants, as auditors for the Company for the fiscal year ending June 30, 1997. In the event of non-ratification, the Board of Directors would reconsider its selection.

      Representatives of Deloitte & Touche LLP, which has served as principal accountant for the Company during the past fiscal year, are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

            CHARTER AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK
                              (PROPOSAL NO. 3)


      The Company proposes an amendment to the Charter, Agreement of Association and Articles of Organization of the Company (the "Charter") to increase the authorized Common Stock, $2.50 par value, of the Company by 2,000,000 shares. The Company's Charter, as amended to date, authorizes the issuance of 2,600,000 shares of Common Stock, of which 2,164,297 shares are presently issued and outstanding. Shares of the Company's Common Stock have no preemptive rights. The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now outstanding. Such increase in the Company's authorized Common Stock is proposed to provide 2,000,000 additional shares to be held for issuance and sale in the future, as set forth in the following resolution which will be submitted for shareholder approval at the Annual Meeting:


Resolved:    That the Charter, Agreement of Association and Articles of
             Organization of The Berkshire Gas Company (the "Company") be, and the same hereby are, amended to increase the authorized capital stock of the Company by creating an additional
             2,000,000 shares of the Company's Common Stock, $2.50 par value, thereby increasing the number of authorized shares of said Common Stock from 2,600,000 to 4,600,000, such shares to be issued as authorized by the Board of Directors for proper corporate purposes, subject to the requisite approval of the Massachusetts Department of Public Utilities.

      Authorization at the Annual Meeting of the additional shares to be issued in the future would avoid the time and expense of a special shareholders' meeting which otherwise would be necessary. The issuance and sale of all 2,000,000 shares would not be subject to further shareholder action, but would be subject to approval by the Massachusetts Department of Public Utilities. An affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required for approval of this proposal. There are no rights of appraisal or similar rights of dissenters with respect to this proposal.

                                OTHER MATTERS

      As of the date hereof, the Board of Directors has not been informed of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons named therein.

              PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST ADDRESSED TO: OFFICE OF THE CLERK, THE BERKSHIRE GAS COMPANY, 115 CHESHIRE ROAD, PITTSFIELD, MASSACHUSETTS 01201-1879.


                                       By Order of the Board of Directors,



                                       CHERYL M. CLARK
                                       Clerk of the Corporation










                          THE BERKSHIRE GAS COMPANY
                             Common Stock Proxy

The undersigned, revoking any previous instructions, hereby acknowledges receipt of the Notice and Proxy Statement dated October 11, 1996, in connection with the Annual Meeting mentioned below and appoints Joseph T. Kelley, Scott S. Robinson and John W. Bond as Proxies, each with power to act alone and to appoint his substitute and authorizes them to represent and to vote, as indicated on the reverse side hereof, all of the shares of Common Stock of The Berkshire Gas Company held of record by the undersigned on October 4, 1996, at the Annual Meeting of Shareholders to be held on November 13, 1996, and any adjournments or postponements thereof.

This proxy is solicited on behalf of the Board of Directors. When this Proxy is properly executed, the shares represented hereby will be voted as specified by the Shareholder on the reverse side hereof. If no specification is made, such shares will be voted "FOR" the nominees named herein and "FOR" each of the proposals.

PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. Please sign this proxy card exactly as your name or names appear hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------

-----------------------------------      -----------------------------------

x PLEASE MARK VOTES
  AS IN THIS EXAMPLE


                                  With-   For All
                             For  hold    Except                                           For   Against   Abstain
Proposal No. 1               [ ]  [ ]     [ ]     Proposal No. 2                           [ ]   [ ]       [ ]
To elect two (2) directors.                       To ratify the selection by the Board of
                                                  Directors of Deloitte & Touche LLP as
James R. Keys and Robert B. Trask                 auditors for the Company for the fiscal
                                                  year ending June 30, 1997.

If you do not wish your shares voted "For" any    Proposal No. 3                           For   Against   Abstain
particular nominee, mark the "For All Except"     To amend the Charter, Agreement of       [ ]   [ ]       [ ]
box and strike a line through that nominee's      Association and Articles of Organi-
name. Your shares shall be voted for the          zation by increasing the authorized
remaining nominee.                                Common Stock, $2.50 par value, of the
                                                  Company from 2,600,000 to 4,600,000
                                                  shares as proposed by the Board of
                                                  Directors.

                                                  To act upon such other matters as may properly come before the meeting.

RECORD DATE SHARES:


Please be sure to sign and date this Proxy.    Date   Mark box at right if comments or address change has
                                                      been noted on the reverse side of this card. [ ]


Shareholder sign here     Co-owner sign here


DETACH CARD                                                      DETACH CARD
                          THE BERKSHIRE GAS COMPANY
                             Common Stock Proxy

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. The Proposals require your immediate attention and approval and are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, November 13, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,



The Berkshire Gas Company